Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement Nos. 333-204896 and 333-182429 of Hibbett Sports, Inc. on Form S-8 of our report dated June 4, 2018, except for notes 2 and 8, as to which the date is January 11, 2019, relating to the balance sheet of City Gear, LLC as of February 4, 2018 and the related statements of income, members’ equity, and cash flows for the fiscal year then ended, appearing in this Current Report on Form 8-K/A of Hibbett Sports, Inc. dated January 16, 2019.

/s/ Mayer Hoffman McCann P.C.
Memphis, Tennessee
January 16, 2019

End of Exhibit 23.1